UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18th, 2012

RADISYS CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-26844	93-0945232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5435 NE Dawson Creek Drive
Hillsboro, Oregon	97124
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (503) 615-1100

No Change
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 204.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 18th, 2012, Michel A. Dagenais, the Chief Executive Officer and Radisys Corporation, an Oregon corporation (the “Company”), entered into a written stock selling plan designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan”).

The 10b5-1 Plan allows for the sale of a maximum of 76,120 shares of the Company's common stock. The 10b5-1 Plan allows for sales of specified share amounts at specified prices, subject to specified limitations and minimum price thresholds. Sales pursuant to the 10b5-1 Plan are expected to begin as early as August 8, 2012. The 10b5-1 Plan will terminate on the earlier of (i) the date on which all 76,120 shares of the Company's common stock subject to the 10b5-1 Plan are sold in accordance with the plan, (ii) the date that Mr. Dagenais provides written notice to the broker of termination of the plan or (iii) otherwise in accordance with the termination provisions specified in the plan.

The Board of Directors of the Company previously authorized Mr. Dagenais to enter into the 10b5-1 Plan in connection with the Company's acquisition of Continuous Computing Corporation to allow him to sell a sufficient number of shares to cover his personal tax liabilities arising in connection with such acquisition. The 10b5-1 Plan effectively allows Mr. Dagenais to sell up to one half of the shares of common stock of the Company that he received in connection with the acquisition of Continuous Computing Corporation. Mr. Dagenais will continue to be subject to the Company's executive stock ownership guidelines, whereby he is required to hold at least three times his base salary in common stock of the Company within three years of becoming Chief Executive Officer.

Transactions made under the 10b5-1 Plan will be disclosed publicly by Mr. Dagenais through Form 4 filings with the U.S. Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned 10b5-1 Plan or the plan of any other individual.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADISYS CORPORATION
Date:	May 18, 2012	By:	/s/ Brian Bronson
Brian Bronson
President and Chief Financial Officer